UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549
                                -----------------

                                   FORM 8-K/A
                                (Amendment No. 2)

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934

         Date of Report (Date of earliest event reported): April 8, 2005

                                MICROHELIX, INC.
             (Exact name of Registrant as specified in its charter)

           Oregon                       001-16781               91-1758621
(State or other jurisdiction      (Commission File No.)        (IRS Employer
      of incorporation)                                     Identification No.)


           19500 SW 90th Court                               97062
            Tualatin, Oregon                              (Zip Code)
(Address of principal executive offices)

        Registrant's telephone number, including area code: 503-692-5333

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

                                TABLE OF CONTENTS

Item 1.01     Entry into a Material Definitive Agreement
Item 2.01     Completion of Acquisition or Disposition of Assets
Item 9.01(a)  Financial Statements and Exhibits - Audited
Item 9.01(b)  ProForma Financial Statements - Unaudited
SIGNATURE
EXHIBIT 10.1 - Addendum to Promissory Note in favor of Marti D. Lundy

Item 1.01 Entry into a Material Definitive Agreement

On August 5, 2005, microHelix, Inc. ("microHelix") executed an Addendum to Promissory Note dated April 8, 2005 made in favor of Marti D. Lundy. The effect of the addendum was to extend the period in which microHelix makes interest-only payments from three months to six months.

Item 2.01 Completion of Acquisition or Disposition of Assets

On April 14, 2005, microHelix filed with the Securities and Exchange Commission a report on Form 8-K disclosing that microHelix had acquired 100% of the outstanding stock of Moore Electronics, Inc. ("MEI" or the "Company") on April 8, 2005. That report was amended later that same day to include an inadvertently omitted exhibit.

In accordance with Item 9.01(a) of Form 8-K, the report dated April 14, 2005, as amended, did not include the MEI historical financial statements or the unaudited pro forma combined financial information of microHelix (collectively, the "Financial Information") and instead contained an undertaking subsequently to file the Financial Information. This amendment is being filed for the purpose of satisfying microHelix's undertaking to file the Financial Information required by Item 9.01 of Form 8-K, and this amendment should be read in conjunction with the initial 8-K Report, as amended.

Item 9.01 Financial Statements and Exhibits

      (a)   Financial statements of business acquired

      Audited financial statements:

      o Report of Independent Registered Public Accounting Firm-Stonefield Josephson, Inc.
      o     Balance Sheets as of December 31, 2004 and December 31, 2003
      o Statements of Income (Operations) for the years ended December 31, 2004 and December 31, 2003
      o Statements of Shareholders' Equity for the years ended December 31, 2004 and December 31, 2003
      o Statements of Cash Flows for the years ended December 31, 2004 and December 31, 2003
      o     Notes to the Financial Statements

      (b)   Pro forma financial information

      Unaudited pro forma condensed combined financial statements:

      o     Balance Sheet as of December 31, 2004
      o     Statement of Operations for the year ended December 31, 2004
      o     Notes to the Unaudited Condensed Combined Financial Statements

      (c)   Exhibits

      10.1  Addendum to Promissory Note - Marti D. Lundy

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholder of Moore Electronics, Inc.

      We have audited the accompanying balance sheets of Moore Electronics, Inc. (the "Company") as of December 31, 2004 and 2003, and the related statements of income (operations), shareholders' equity and cash flows for the two years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

      We conducted our audit in accordance with generally accepted auditing standards as established by the Auditing Standards Board (United States) and in accordance with the auditing standards of the Public Company Accounting
Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

      In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2004 and 2003, and the results of its operations and its cash flows for the two years then ended in conformity with accounting principles generally accepted in the United States of America.


/s/ STONEFIELD JOSEPHSON, INC.

Santa Monica, California
July 29, 2005

                             Moore Electronics, Inc
                                 Balance Sheets
                     Years Ended December 31, 2004 and 2003

                                                              12/31/2004    12/31/2003
                                                              ----------    ----------
                                     Assets
Current Assets
  Cash and cash equivalents                                   $      400    $      700
  Accounts receivable, net of allowance of
  $35,000 and $17,000, respectively                              755,300       906,014
  Inventories, net                                             1,032,036     1,254,563
  Prepaid expenses and other current assets                           --        21,001
                                                              ----------    ----------

     Total current assets                                      1,787,736     2,182,278

Property and equipment, net                                      148,267       167,545

Other assets                                                     107,506        63,424
                                                              ----------    ----------
     Total assets                                             $2,043,509    $2,413,247
                                                              ==========    ==========

                      Liabilities and Shareholders' Equity

Current Liabilities:
  Accounts payable                                            $  327,433    $  747,381
  Accrued liabilities                                            413,668       348,752
  Accrued dividends                                               60,000            --
  Line of credit                                                 609,270       777,631
  Bank loans                                                       7,073        32,019
  Obligations under capital lease                                  7,212            --
  Customer deposits                                               84,527        17,998
  Deferred rent                                                    9,880        10,588
                                                              ----------    ----------
     Total current liabilities                                 1,519,063     1,934,369
                                                              ----------    ----------

Long-Term Liabilities:
  Bank loans, less current maturities                              6,635        13,045
  Obligations under capital lease,
  less current maturities                                         10,186            --
  Deferred rent, less current maturities                              --         9,880
                                                              ----------    ----------
     Total long-term liabilities                                  16,821        22,925
                                                              ----------    ----------
     Total liabilities                                         1,535,884     1,957,294
                                                              ----------    ----------

Commitments and Contingencies (Note 10)

Shareholders' Equity:
Common stock, no par value, 2,000 shares authorized,
issued and outstanding                                           135,000       135,000
Retained earnings                                                372,625       320,953
                                                              ----------    ----------

     Total shareholders' equity                                  507,625       455,953
                                                              ----------    ----------
     Total liabilities and shareholders' equity               $2,043,509    $2,413,247
                                                              ==========    ==========

    The accompanying notes are an integral part of these financial statements

                             Moore Electronics, Inc
                        Statements of Income (Operations)

                     Years Ended December 31, 2004 and 2003


                                                        2004            2003
                                                     -----------    -----------

Sales, net                                           $11,442,848    $ 8,470,646
Cost of Sales                                          9,871,684      7,403,558
                                                     -----------    -----------
     Gross profit                                      1,571,164      1,067,088
                                                     -----------    -----------

Operating Expenses:
  Sales and marketing                                    420,175        463,287
  General and administrative                             989,407        848,274
                                                     -----------    -----------
     Total operating expenses                          1,409,582      1,311,561
                                                     -----------    -----------

Income (Loss) from operations before other expense       161,582       (244,473)

Other expense -
  interest expense                                        49,910         39,110
                                                     -----------    -----------

Net income (loss) before income taxes                    111,672       (283,583)

Provision for income taxes                                    --             --
                                                     -----------    -----------
Net income (loss)                                    $   111,672    $  (283,583)
                                                     ===========    ===========

Net income (Loss) per common share-basic and
diluted                                              $     55.84    $   (141.79)
                                                     ===========    ===========

Shares used in per share calculation -
basic and diluted                                    $     2,000    $     2,000
                                                     ===========    ===========

   The accompanying notes are an integral part of these financial statements.

                             MOORE ELECTRONICS, INC.
                       Statements of Shareholders' Equity

                     Years Ended December 31, 2004 and 2003

                                       Common Stock                         Total
                                -----------------------    Retained     Shareholders'
                                 Shares        Amount      Earnings       Equity
                                ---------     ---------    ---------     ---------

Balance, January 1, 2003            2,000     $ 135,000    $ 678,016     $ 813,016

Dividends declared                     --            --      (73,480)      (73,480)
Net loss                               --            --     (283,583)     (283,583)
                                ---------     ---------    ---------     ---------
Balance, December 31, 2003          2,000       135,000      320,953       455,953

Dividends declared                                           (60,000)      (60,000)
Net income                             --            --      111,672       111,672
                                ---------     ---------    ---------     ---------
Balance, December 31, 2004          2,000     $ 135,000    $ 372,625     $ 507,625
                                =========     =========    =========     =========

   The accompanying notes are an integral part of these financial statements.

                             Moore Electronics, Inc.
                            Statements of Cash Flows
                     Years Ended December 31, 2004 and 2003

                                                                 2004            2003
                                                             -----------     -----------
Cash Flows Provided By (Used For) Operating Activities:

Net income (loss)                                            $   111,672     $  (283,583)
  Adjustments to reconcile net income (loss) to cash
   provided by (used in) operating activities:
    Depreciation and amortization                                 65,607          64,447
    Provision for doubtful accounts                               17,000          35,000
    Inventory reserves                                            99,692          58,772
    Deferred rent                                                (10,618)           (161)

Change in assets and liabilities:
  (Increase) Decrease in assets:
    Accounts receivable                                          133,714        (230,293)
    Inventories                                                  122,835        (155,641)
    Prepaid expenses and other current assets                     21,001          18,996

Increase (Decrease) in liabilities:
  Accounts payable and accrued liabilities                      (355,032)        460,323
  Customer deposits                                               66,529         (10,095)
                                                             -----------     -----------
    Net cash provided by (used in) operating activities          272,400         (42,235)
                                                             -----------     -----------

Cash Flows from Investing Activities:
  Capital expenditures                                           (68,069)        (22,002)
                                                             -----------     -----------

    Net cash used in investing activities                        (68,069)        (22,002)
                                                             -----------     -----------

Cash Flows from Financing Activities:
  Proceeds from line of credit                                 5,098,065       3,903,456
  Payments on line of credit                                  (5,266,426)     (3,730,710)
  Payments on capital lease obligation                            (4,914)             --
  Payments on bank loans                                         (31,356)        (81,551)
  Dividends paid                                                      --         (73,480)
                                                             -----------     -----------

    Net cash provided by (used in) financing activities         (204,631)         17,715
                                                             -----------     -----------
Change in cash                                                      (300)        (46,522)
Cash, beginning of year                                              700          47,222
                                                             -----------     -----------
Cash, end of year                                            $       400     $       700
                                                             ===========     ===========

Supplemental disclosure of cash flow information:
  Cash paid for interest                                     $    45,179     $    32,373
                                                             ===========     ===========
  Cash paid for taxes                                        $        --     $        --
                                                             ===========     ===========
Supplemental disclosure of non-cash financing activities:

  Equipment purchase financed through capitalized lease      $    22,312     $        --
                                                             ===========     ===========
  Dividends declared                                         $    60,000     $        --
                                                             ===========     ===========

   The accompanying notes are an integral part of these financial statements.

                             MOORE ELECTRONICS, INC.

                          NOTES TO FINANCIAL STATEMENTS
                     Years Ended December 31, 2004 and 2003

1.    Summary of Significant Policies

      Nature of Operations -- Moore Electronics, Inc., an Oregon corporation (the "Company"), is primarily engaged in the manufacturing and distributing of complex cable assemblies to original equipment manufacturer ("OEM") customers. These cable assemblies are used in the medical device market for such products as defibrillators and patient monitoring devices.

      Basis of Presentation -- The audited financial statements have been prepared by the Company, pursuant to the rules and regulations of the Securities and Exchange Commission ("SEC") The information furnished herein reflects all adjustments (consisting of normal recurring accruals and adjustments), which are, in the opinion of management necessary to fairly represent the operating results for the respective periods.

      Use of Estimates -- The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      Cash Equivalents -- For the purpose of the statements of cash flows, cash equivalents include all highly liquid debt instruments with original maturities of three months or less which are not securing any debt or obligations. The Company maintains its cash in bank accounts which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts.

      Credit and Collection -- The Company extends credit to its customers based on an assessment of a customer's financial circumstances, generally without requiring collateral. The Company's significant customers have not experienced financial difficulties in the past, although future financial difficulties of customers could have a material adverse effect on the Company's business. A reserve for bad debts has been provided and on a regular basis individual accounts that are past due are reviewed. If an account is determined to be uncollectible the amount is charged to the bad debt reserve. These write-offs have been insignificant and have been adequately covered by the bad debt reserve.

      Inventories -- The Company states inventories at the lower of cost (weighted average) or market. The inventory reserves for slow moving and obsolete parts are adjusted on the basis of reviewing quantities on hand, past demand, uniqueness of the part and, whenever possible and appropriate, sales projections by customers.

      Property and Equipment -- The Company records these acquisitions at cost. Depreciation is provided using the straight-line method over the estimated useful lives of the assets beginning in the month following the month of acquisition. Leasehold improvements are amortized over the lesser of the remaining lease term or the useful life of the improvements. Costs of repairs and maintenance are expensed as incurred. Management periodically evaluates the recoverability of property and equipment by comparing the carrying amounts to future undiscounted cash flows expected to be generated by such assets. The Company has not identified any such impairment losses to date.

      Deferred Rent -- The Company records rent expense related to its non-cancelable operating leases on a straight-line basis over the term of the lease. The cumulative difference between rent expense as recognized by the Company and actual rental payments to date is reflected as deferred rent in the accompanying balance sheet.

      Revenue Recognition -- The Company recognizes revenues from commercial sales of cable assemblies and related supplies upon shipment, which is when title passes. Commercial sales are made F.O.B. point of shipment. Returns are limited to nonconforming products. The Company expenses shipping and handling costs as incurred, which are included in operating expense. Shipping costs recovered from customers, if any, are included in net sales.

      Income Taxes -- The Company accounts for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes." Deferred taxes are provided on the liability method whereby deferred tax assets are recognized for deductible temporary differences, and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

      The Company and its stockholders elected income tax status as an S corporation as of November 1, 1998. Under this election, the stockholders of the corporation are personally liable for federal and state income taxes. Under Oregon Law, the Company is not responsible for any taxes due as the responsibility resides entirely with the individual. Accordingly, no tax liability or deferred taxes have been recorded. The Company's S corporation status was terminated in April 2005.

      Fair Value of Financial Instruments -- The carrying value of the Company's accounts receivable, other current assets, accounts payable, other accrued liabilities, and line of credit approximate their estimated fair values due to the relatively short maturities of those instruments.

      Net Earnings (Loss) per Share -- The Company uses SFAS No. 128, "Earnings Per Share" for calculating the basic and diluted earnings or (loss) per share. The basic earnings or (loss) per share is computed by dividing net earnings or
(loss) attributable to common stockholders by the weighted average number of common shares outstanding. The Diluted (loss) per share is computed similar to basic earnings (loss) per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. At December 31, 2004 and 2003, there were 2,000 outstanding shares of common stock and, as of December 31, 2004 and 2003, there were no other potential common shares outstanding.

      Comprehensive Income -- The Company accounts for comprehensive income in accordance with Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income," which requires comprehensive income and its components to be reported when a company has items of comprehensive income. Comprehensive income includes net income plus other comprehensive income (i.e. certain revenues, expenses, gains, and losses reported as separate components of stockholder's equity rather than in net income). For the years ended December 31, 2004 and 2003, comprehensive income consists only of net income and, therefore, a Statement of Other Comprehensive Income has not been included in these financial statements.

      Operating Segments and Reporting Units -- Based on the Company's integration and management strategies, it operates in a single business segment and reporting unit. For the years ended December 31, 2004 and 2003, substantially all revenues have been derived from domestic operations.

Recent Accounting Pronouncements

      In March 2004, the FASB approved the consensus reached on the Emerging Issues Task Force (EITF) Issue No. 03-1, "The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments." The objective of this Issue is to provide guidance for identifying impaired investments. EITF 03-1 also provides new disclosure requirements for investments that are deemed to be temporarily impaired. The accounting provisions of EITF 03-1 are effective for all reporting periods beginning after June 15, 2004, while the disclosure requirements for certain investments are effective for annual periods ending after December 15, 2003, and for other investments such disclosure requirements are effective for annual periods ending after June 15, 2004. The Company has evaluated the impact of the adoption of EITF 03-1, and does not believe the impact will be significant to the Company's overall results of operations or financial position.

      In November 2004, the FASB issued SFAS 151 "Inventory Costs, an amendment of ARB No. 43, Chapter 4." The amendments made by Statement 151 clarify that abnormal amounts of idle facility expense, freight, handling costs, and wasted materials (spoilage) should be recognized as current-period charges and require the allocation of fixed production overheads to inventory based on the normal capacity of the production facilities. The guidance is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. Earlier application is permitted for inventory costs incurred during fiscal years beginning after November 23, 2004. The Company has evaluated the impact of the adoption of SFAS 151, and does not believe the impact will be significant to the Company's overall results of operations or financial position.

      In December 2004, the FASB issued SFAS No. 153, "Exchanges of Non-monetary Assets, an amendment of APB Opinion No. 29, Accounting for Non-monetary Transactions." The amendments made by Statement 153 are based on the principle that exchanges of non-monetary assets should be measured based on the fair value of the assets exchanged. Further, the amendments eliminate the narrow exception for non-monetary exchanges of similar productive assets and replace it with a broader exception for exchanges of non-monetary assets that do not have commercial substance. Previously, Opinion 29 required that the accounting for an exchange of a productive asset for a similar productive asset or an equivalent interest in the same or similar productive asset should be based on the recorded amount of the asset relinquished. Opinion 29 provided an exception to its basic measurement principle (fair value) for exchanges of similar productive assets. The FASB believes that exception required that some non-monetary exchanges, although commercially substantive, be recorded on a carryover basis. By focusing the exception on exchanges that lack commercial substance, the FASB believes this Statement produces financial reporting that more faithfully represents the economics of the transactions. The Statement is effective for non-monetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. Earlier application is permitted for non-monetary asset exchanges occurring in fiscal periods beginning after the date of issuance. The provisions of this Statement will be applied prospectively. The Company has evaluated the impact of the adoption of SFAS 152, and does not believe the impact will be significant to the Company's overall results of operations or financial position.

      In December 2004, the FASB issued SFAS No.123 (revised 2004), "Share-Based Payment." Statement No. 123(R) will provide investors and other users of financial statements with more complete and neutral financial information by requiring that the compensation cost relating to share-based payment transactions be recognized in financial statements. That cost will be measured based on the fair value of the equity or liability instruments issued. Statement No. 123(R) covers a wide range of share-based compensation arrangements including share options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans. Statement No. 123(R) replaces FASB Statement No. 123, "Accounting for Stock-Based Compensation", and supersedes APB Opinion No. 25, "Accounting for Stock Issued to Employees." Statement No. 123, as originally issued in 1995, established as preferable a fair-value-based method of accounting for share-based payment transactions with employees. However, that Statement permitted entities the option of continuing to apply the guidance in Opinion No. 25, as long as the footnotes to financial statements disclosed what net income would have been had the preferable fair-value-based method been used. Public entities (other than those filing as small business issuers) will be required to apply Statement No. 123(R) as of the first interim or annual reporting period that begins after June 15, 2005. The Company has not yet determined which transition method it will adopt for the recognition of the stock based compensatory expense previously reported in pro-forma format as the options vest. The Company has determined not to early adopt and will recognize the fair value of all newly issued share-based payments to employees in the prescribed period.

      In December 2004 the FASB issued two FASB Staff Positions - FSP FAS 109-1, "Application of FASB Statement 109 'Accounting for Income Taxes' to the Tax Deduction of Qualified Production Activities Provided by the American Jobs Creation Act of 2004," and FSP FAS 109-2, "Accounting and Disclosure Guidance for the Foreign Earnings Repatriation Provision within the American Jobs
Creation Act of 2004." Neither of these affected the Company, as it does not participate in the related activities.

      In May 2005, the FASB issued SFAS No. 154, "Accounting Changes and Error Corrections" ("SFAS 154") which replaces Accounting Principles Board Opinions No. 20 "Accounting Changes" and SFAS NO. 3, "Reporting Accounting Changes in Interim Financial Statements-An Amendment of APB Opinion No. 28." SFAS 154 provides the guidance on the accounting for and reporting of accounting changes and error corrections. It establishes retrospective application, or the latest practicable date, as the required method for reporting a change in accounting principle and the reporting of a correction of an error. SFAS 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005 and is required to be adopted by the Company in the first quarter of 2006. The Company is currently evaluating the effect that the adoption of SFAS 154 will have on its consolidated results of operations and financial condition but does not expect it to have a material impact.


2.     Accounts Receivable

          Approximately $9,141,000 of sales for the year ended December 31, 2004 was made to four customers. Included in receivables at December 31, 2004 is approximately $532,000 due from these customers. Approximately $4,803,000 of sales for the year ended December 31, 2003 was made to two customers. Included in receivables at December 31, 2003 is approximately $469,000 due from these customers.

3.    Inventories

          A summary is as follows:

                                               December 31,    December 31,
                                                  2004            2003
                                               -----------     -----------
Raw materials ...........................      $   916,089     $   936,054
Work-in-Process .........................          101,261         329,443
Finished goods ..........................          289,321         164,009
                                               -----------     -----------
Total inventories .......................        1,306,671       1,429,506
Less: Reserves ..........................         (274,635)       (174,943)
                                               -----------     -----------
Inventories, net ........................      $ 1,032,036     $ 1,254,563
                                               ===========     ===========

4.     Property and Equipment

          A summary is as follows:

                                               December 31,    December 31,
                                                  2004            2003
                                               ---------       ---------
Automobiles .............................      $  84,968       $  84,968
Production equipment ....................        304,300         296,305
Office furnishings and equipment ........         78,832          78,832
Computers and electronic equipment ......        133,129         125,742
Leasehold Improvements ..................         58,357          58,358
                                               ---------       ---------
                                                 659,586         644,205
Accumulated depreciation and amortization       (511,319)       (476,660)
                                               ---------       ---------
Property and equipment -- net ...........      $ 148,267       $ 167,545
                                               =========       =========

           Depreciation and amortization expense totaled $65,607 and $64,447 for the years ended December 31, 2004 and 2003, respectively.

5.    Accounts Payable and Accrued Liabilities

           In 2004, purchases from one supplier represented $661,000 or 12% of total material purchases for the year. Purchases from a second supplier represented $562,000 or 11% of total material purchases. As of December 31, 2004 approximately $15,000 was due to both suppliers. In 2003, purchases from one supplier represented $433,000 or 11% of total material purchases for the year. Purchases from a second supplier represented $427,000, or 11% of total material purchases. As of December 31, 2003 approximately $90,000 was due to both suppliers. The excess of checks outstanding over balances available in the banks for the Company amounted to $86,661 and $173,969 and is included in accounts payable at December 31, 2004 and 2003, respectively.

           A summary of accrued liabilities is as follows:

                                                    December 31,    December 31,
                                                        2004            2003
                                                      --------        --------
Accrued vacation .................................    $130,202        $ 91,579
Accrued wages ...................................      117,015          67,994
Other accrued liabilities .......................      166,451         189,179
                                                      --------        --------
Total ............................................    $413,668        $348,752
                                                      ========        ========

6.    Bank Loans

           The Company took out a bank loan for $200,000 on April 20, 2001 with 6.73% interest per annum due in three years and secured by substantially all assets of the Company and was personally guaranteed by the principals. The balance as of December 31, 2004 and 2003 was $0 and $24,592, respectively.

           The Company took out a bank loan for $33,978 on October 1, 2001 with 5.9% interest per annum due in five years and secured by substantially all assets of the Company and was personally guaranteed by the principals. The balance as of December 31, 2004 and 2003 was $13,708 and $20,472, respectively, with $7,073 due in 2005 and $6,635 due in 2006.

7.    Line of Credit

           In November 2004, the Company entered into a revolving line of credit with a bank. Proceeds from this arrangement are used to meet general working capital requirements. The line of credit bears interest at the prime rate plus 1% (6.25% as of December 31, 2004) and allows the Company to borrow up to $1,200,000. The credit note is secured by a general credit agreement and personal guarantees between the Company shareholders and the bank. As of December 31, 2004, and 2003, $609,270 and $777,631 was outstanding against the line of credit, respectively. As of December 31, 2004, the Company was not in compliance with certain financial covenants under the terms of the line of credit. This line of credit was terminated in April 2005.

           As described in Note 12, the Company and microHelix, Inc. entered into a loan agreement with BFI Business Finance on April 5, 2005 that was effective April 8, 2005. Under the terms of this agreement, proceeds from this loan were used to pay down the balance due under the Company's previous revolving line of credit entered into in November 2004.

8.    Obligations Under Capital Lease

           The Company has a single capital lease used to finance selected computer equipment. This lease is secured by the related equipment costing $22,312, with accumulated depreciation of $4,958 and $0 at December 31, 2004 and 2003, respectively. Interest expense on the capital lease amounted to $1,663 and $0 for the years ended December 31, 2004 and 2003, respectively.

           The following is a schedule by year of future minimum principal payments required under the capital lease:

Year ending December 31,
      2005                                                          $   8,770
      2006                                                              8,770
      2007                                                              2,193
                                                                  -----------

Total minimum lease payments                                           19,733
Less amounts representing interest                                      2,335
                                                                  -----------
Present value of minimum lease payments                                17,398
Less current maturities                                                 7,212
                                                                  -----------
                                                                    $  10,186
                                                                  ===========

9.    Customer Deposit

           A major customer requested that the Company provide a quick turnaround production capability to support an accelerated shipment program to cover its field retrofit product requirements. The Company agreed to this arrangement but requested that the customer provide cash advances to the Company in order to finance inventory and capital equipment purchases. Cash advances were received and recorded as customer deposits. The customer deposit balance is reduced as retrofit units are shipped to the customer at a reduced selling price. It is anticipated that either future shipments of the retrofit units or the issuance of credit memos against other product deliveries to the customer will be sufficient to eliminate the liability in the foreseeable future.

10.   Commitments and Contingencies

           Operating Leases -- The Company leases certain office and manufacturing space under a contract that expires on August 14, 2008. The following is a schedule by year of future minimum rental payments required under the current non-cancelable operating lease.

           Year Ending December 31,
           2005...............................................    $   141,822
           2006...............................................        200,622
           2007...............................................        214,662
           2008...............................................        139,883
                                                                  -----------
           Net operating lease commitments....................    $   696,989
                                                                  ===========

           For the years ended December 31, 2004 and 2003, the Company incurred rent expense of $165,938 and $170,183, respectively.

           The Company leases tooling from several of its suppliers to support its manufacturing operations, which the Company is obligated to rent for the first twelve months. Subsequent to that, the Company has the option to lease on a month-to-month basis. For the years ended December 31, 2004 and 2003, the total operating lease obligation was approximately $6,000 and $4,000, respectively.

           On August 5, 2005 Marti D. Lundy amended a promissory note originally exectued on April 18, 2005. The promissory note obligates the microHelix, Inc. to pay Marti D. Lundy $1,250,000 plus interest during the period April 18, 2005 through April 18, 2008. (unaudited)

           Litigation -- From time to time, the Company is involved as a defendant in litigation in the ordinary course of business, the outcome of which cannot be predicted with certainty. As of December 31, 2004, there were no legal proceedings or claims pending against the Company.

11.   Retirement Plan

           The Company offers a 401(k) employee savings plan with eligibility requirements of one year of service. In 2004 the Company contributed $58,304 to the plan. The Company did not make a contribution to the plan during the year ended December 31, 2003.

12.   Subsequent Events

           On April 8, 2005 microHelix, Inc. ("microHelix") acquired 100% of the outstanding stock of the Company from two shareholders. The purchase price for the stock of the Company was $3.0 million, which consisted of $1.5 million in cash, $1.25 million in a promissory note and $0.25 million in shares of microHelix Series B Preferred Stock, no par value. microHelix also refinanced $0.4 million of bank debt owed by the Company. The promissory note bears interest at 10% per annum, with interest only payable for the first six months, and then principal and interest amortized in monthly payments over the next 30 months, with a payment of all remaining principal on April 8, 2008.

           The Company and microHelix entered into an employment agreement on April 8, 2005 under which the Company and microHelix will employ Marti D. Lundy as a Vice President of each corporation through March 3, 2008 at an annual salary of $150,000.

           The Company and microHelix also entered into an amended and restated loan and security agreement with BFI Business Finance ("BFI") dated as of April 5, 2005 that became effective on April 8, 2005 under which the Company and microHelix, Inc. can borrow up to $1,500,000 subject to advance rates on accounts receivable and inventories. The loan agreement amended and restated in its entirety microHelix's existing loan and security agreement. The loan agreement is scheduled to expire on April 8, 2006. The Company and microHelix have granted security interests in the loan agreement to BFI covering substantially all of their respective assets. Borrowings under the loan agreement will bear interest at the "deemed prime rate" plus 5%. The "deemed prime rate" equals the greater of the prime rate as published in The Wall Street Journal or 5.25%. The loan agreement contains customary affirmative and negative covenants and events of default for a secured financing arrangement, including, among other things, limitations on consolidations, mergers and sales of assets.

           On April 7, 2005, the Company entered into a Third Addendum that extends the lease on its 33,000 square foot building through August 2008.

Item 9.01(b) Pro forma financial information (unaudited):

The following unaudited pro forma condensed combined financial statements are presented to illustrate the effects of the acquisition by microHelix of MEI in April 2005. The unaudited pro forma condensed combined balance sheet was prepared as if the acquisition had occurred as of December 31, 2004. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2004 was prepared as if the acquisition took place on January 1, 2004. The historical financial information has been modified to give effect to pro forma adjustments that are: (i) directly attributable to the acquisition, (ii) with respect to the statement of operations, expected to have a continuing impact on the Company, and (iii) factually supportable.

The unaudited pro forma adjustments are based upon available information and assumptions that microHelix believes are reasonable. The acquisition will be accounted for using the purchase method of accounting; accordingly, the cost to acquire MEI will be allocated to the assets acquired based on a valuation study by an independent appraiser. The adjustments included in these pro forma statements are based on preliminary information received from the appraiser. Accordingly, the final purchase accounting adjustments may be materially different from the pro forma adjustments presented in this amendment. The unaudited pro forma condensed combined financial information presented in this amendment does not necessarily indicate the results of operations or the combined financial position that would have resulted had the acquisition of MEI been completed at the beginning of the period presented, nor is it indicative of the results of operations in future periods or the future financial position of the combined entities. The unaudited pro forma condensed combined statement of operations presented herein does not reflect any synergies or other operating efficiencies that may be realized as microHelix combines MEI with existing operations. The unaudited pro forma condensed combined financial statements and related notes thereto should be read in conjunction with microHelix's historical consolidated financial statements as previously filed on microHelix's Annual Report on Form 10-KSB for the year ended December 31, 2004, and the historical financial statements of MEI included in this Form 8-K/A.

                                microHelix, Inc.

              Unaudited Pro Forma Condensed Combining Balance Sheet
                                December 31, 2004

                                                                       Moore           Unaudited        Unaudited
                                                    microHelix,     Electronics,       Pro Forma        Pro Forma
                                                       Inc.             Inc.          Adjustments       Combined
                                                  -------------    --------------    ------------     ------------

                                     ASSETS
Current Assets:
   Cash                                             $     30,472     $        400    $         --     $     30,872
   Accounts receivable, net                              213,277          755,300              --          968,577
   Inventories, net                                      179,677        1,032,036              --        1,211,713
   Prepaid expenses and other current assets              24,333               --              --           24,333
                                                    ------------     ------------    ------------     ------------
      Total current assets                               447,759       1,787,736               --        2,235,495

 Property and equipment - net                             95,203          148,267         750,000(a)       993,470
 Other Assets                                                 --          107,506              --          107,506
 Manufacturing process technology                             --               --         250,000(b)       250,000
 Customer lists                                               --               --         500,000(c)       500,000
 Goodwill                                                     --               --       2,200,000(d)     2,200,000
                                                    ------------     ------------    ------------     ------------
      Total assets                                  $    542,962     $  2,043,509    $  3,700,000     $  6,286,471
                                                    ============     ============    ============     ============

                      LIABILITIES AND SHAREHOLDERS' EQUITY

 Current liabilities:
   Accounts payable and accrued liabilities         $    334,327     $    741,101    $         --     $  1,075,428
   Accrued dividends                                          --           60,000              --           60,000
   Line of credit                                        137,924          609,270              --          747,194
   Bank loans                                                 --            7,073              --            7,073
   Obligations under capital lease                            --            7,212              --            7,212
   Customer deposits                                          --           84,527              --           84,527
   Deferred rent                                              --            9,880              --            9,880
   Note payable, shareholder                                  --               --         323,394(e)       323,394
                                                    ------------     ------------    ------------     ------------
      Total current liabilities                          472,251        1,519,063         323,394        2,314,708
                                                    ------------     ------------    ------------     ------------

 Long-term liabilities:
  Bank loans, less current maturities                         --            6,635              --            6,635
  Obligations under capital leases,
  less current maturities                                     --           10,186              --           10,186
  Deferred rent, less current maturities                      --               --              --               --
  Note payable, shareholder,
  less current maturities                                     --               --         926,606(f)       926,606
                                                    ------------     ------------    ------------     ------------
     Total long-term liabilities                              --           16,821         926,606          943,427
                                                    ------------     ------------    ------------     ------------
      Total liabilities                                  472,251        1,535,884       1,250,000        3,258,135
                                                    ------------     ------------    ------------     ------------

 Shareholders' Equity:
   Preferred stock, no par value, 3,500,000
   shares authorized, 2,250,000 issued
   and outstanding                                            --               --       1,975,000(g)     1,975,000
   Common stock                                       14,473,409          135,000        (135,000)(h)   14,473,409
   Additional paid-in capital                          6,487,417               --              --        6,487,417
   Retained earnings (accumulated deficit)           (20,890,115)         372,625         610,000(i)   (19,907,490)
                                                    ------------     ------------    ------------     ------------
      Total shareholders' equity                          70,711          507,625       2,450,000        3,028,336
                                                    ------------     ------------    ------------     ------------
      Total liabilities and shareholders' equity    $    542,962     $  2,043,509    $  3,700,000     $  6,286,471
                                                    ============     ============    ============     ============

                     The accompanying notes are an integral part of these condensed combining pro-forma financial statements.

                                microHelix, Inc.

    Unaudited Pro Forma Condensed Combining Statement of Income (Operations)
                          Year Ended December 31, 2004

                                                                       Moore         Unaudited          Unaudited
                                                   microHelix,      Electronics,     Pro Forma          Pro Forma
                                                      Inc.              Inc.         Adjustments        Combined
                                                   ------------     ------------     ------------     ------------
Sales, net                                         $  1,299,630     $ 11,442,848     $         --     $ 12,742,478
Cost of sales                                         1,493,427        9,871,684          157,143(a)    11,207,968
                                                   ------------     ------------     ------------     ------------
     Gross profit (loss)                               (193,797)       1,571,164         (157,143)       1,220,224
                                                   ------------     ------------     ------------     ------------

Operating Expenses:
  Research and development                               63,629               --               --           63,629
  Sales and marketing                                    26,040          420,175          166,667(b)       612,882
  General and administrative                          1,024,253          989,407               --        2,013,660
                                                   ------------     ------------     ------------     ------------
     Total operating expenses                         1,113,922        1,409,582          166,667        2,690,171
                                                   ------------     ------------     ------------     ------------

Income (Loss) from operations before other
income (expense) and provision for income taxes      (1,307,719)         161,582         (323,810)      (1,469,947)
                                                   ------------     ------------     ------------     ------------

Other income (expense):
  Other income                                           35,092               --               --           35,092
  Interest expense                                      (28,675)         (49,910)        (462,500)(c)     (541,085)
                                                   ------------     ------------     ------------     ------------

     Total other income (expense), net                    6,417          (49,910)        (462,500)        (505,993)
                                                   ------------     ------------     ------------     ------------

Income (loss) from continuing operations
before provision for income taxes                    (1,301,302)         111,672         (786,310)      (1,975,940)

Provision for income taxes                                   --               --               --               --
                                                   ------------     ------------     ------------     ------------
Net income (loss) from continuing operations       $ (1,301,302)    $    111,672     $   (786,310)    $ (1,975,940)
                                                   ============     ============     ============     ============

Loss per common share - basic and diluted:
Loss per share from continuing operations          $      (0.74)    $      55.84     $         --    $      (1.12)
                                                   ============     ============     ============     ============

Weighted average number of shares outstanding
- basic and diluted                                   1,767,316            2,000               --        1,767,316
                                                   ============     ============     ============     ============

                      The accompanying notes are an integral part of these condensed combining pro-forma financial statements.

     NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMINED FINANCIAL STATEMENTS

Description of the Transaction

On April 8, 2005, microHelix entered into a merger agreement and acquired 100% of the outstanding stock of MEI from two shareholders. On April 4, 2005, microHelix incorporated microHelix Acquisition Corp., an Oregon corporation, as a 100% owned subsidiary of microHelix. microHelix Acquisition Corp. was merged with MEI with MEI being the surviving corporation and becoming a wholly owned subsidiary of microHelix. MEI, headquartered in Tualatin, Oregon, was founded in 1978 and is an independent manufacturer of customized cable assemblies, sub-assemblies, wire harnesses and electro-mechanical assemblies. MEI serves major medical equipment manufacturers and commercial equipment manufacturers. MEI will be operated as a wholly owned subsidiary of microHelix.

microHelix paid $3.0 million for the stock of MEI which payment consisted of $1.5 million in cash, $1.25 million in the form of a promissory note and 250,000 shares of microHelix Series B Preferred Stock valued at $0.25 million. In addition, microHelix refinanced $0.4 million of bank debt owed by MEI. The direct costs related to the acquisition are estimated to be approximately $0.3 million and will be included as part of the purchase price of the transaction.

In order to finance the acquisition of MEI, microHelix sold 2.0 million shares of Series B Preferred Stock at $1.00 per share in a private placement. Each share of Series B Preferred Stock is convertible into four shares of Common Stock. Each share of Series B Preferred Stock is eligible for a cumulative dividend of $0.15 per share per annum, payable in either cash or stock quarterly when, as and if declared by the Board of Directors of microHelix. microHelix can redeem the shares of Series B Preferred Stock at any time after March 31, 2006 for $1.50 per share. Series B Preferred Stock have the same voting rights as the holders of Common Stock and each Series B Preferred Stock shareholder is entitled to the number of votes as the shares of Common Stock into which such shares of Series B Preferred Stock could, at the time of such vote, be converted.

microHelix and MEI also entered into an amended and restated loan and security agreement with BFI dated as of April 5, 2005 that became effective on April 8, 2005 under which microHelix and MEI can borrow up to $1.5 million subject to advance rates on accounts receivable and inventories. The loan agreement amends and restates in its entirety the existing loan and security agreement dated October 7, 2004 between microHelix and BFI. The loan agreement is scheduled to expire on April 8, 2006. microHelix and MEI have granted security interests in the loan agreement to BFI covering substantially all of their respective assets.

Pro Forma Adjustments

The adjustments included in the unaudited pro forma condensed combined balance sheet are as follows:

      (a) To record the preliminary fair value appraisal covering all the production equipment, tooling, furniture and fixtures, computers and software and leasehold improvements.

      (b) To record the preliminary fair value appraisal attributed to the benefits associated with the development and establishment of special manufacturing procedures and processes associated with production operations.

      (c) To record the preliminary fair value appraisal attributed to the benefits of customer lists, contact information, order history and preferred supplier status associated with specific customers.

      (d) To record the preliminary fair value appraisal attributed to goodwill representing the excess of the purchase price over the fair values of the identifiable tangible and intangible net assets acquired. microHelix anticipates that the acquisition of the MEI workforce and customer contacts will result in increased sales to common customers and expanded sales to new customers, thereby providing microHelix with a stronger customer base that will enable microHelix to compete more efficiently in the complex cable assembly market. Goodwill is not amortized but will be tested for impairment at least annually. microHelix expects that goodwill from the MEI acquisition will not be deductible for tax purposes.

      (e) Represents the amount due during the first 12 months on a promissory note held by one of the selling shareholders (the "Seller Note").

      (f) Represents the long-term portion of the Seller Note. The note has a 3-year term and is due to be paid in full by April 2008.

      (g) Represents the value of 2,250,000 shares of Series B Preferred Stock issued less the estimated cost associated with the financing.

      (h) Represents the cancellation of the MEI common stock as a result of the acquisition.

      (i) Represents the net book value increase over the retained earnings of MEI related to the acquisition.

The adjustments included in the unaudited pro forma condensed combined income statement are as follows:

      (a) To record the annual amortization expense of $107,143 related to the acquired fixed assets. The assets were preliminarily appraised at $750,000 and are amortized over an average life of 7 years. To record the annual amortization expense of $50,000 associated with the preliminary appraisal of the manufacturing process technology. These assets were preliminarily appraised at $250,000 and are amortized over a 5 year period.

      (b) To record the annual amortization expense of $166,667 associated with the preliminary appraisal of the customer lists. This asset was preliminarily appraised at $500,000 and is amortized over a 3 year life.

      (c) To record the annual cost of interest expense of $125,000 associated with the Seller Note. To record the annual dividend expense of $337,500 associated with the 2,250,000 shares of Series B Preferred Stock outstanding that bears a cumulative dividend rate of $0.15 per annum. The Board of Directors of microHelix has the option of issuing common stock in lieu of paying a cash dividend. This pro forma statement assumes that a cash dividend would be paid on the Series B Preferred Stock. These shares are callable by the Company at any time after March 31, 2006 at $1.50 per share.

                                    SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                         (Registrant)
                                         microHelix, Inc.


Date:  August 8, 2005                    By:  /s/ Tyram H. Pettit
                                            -----------------------------------
                                         Tyram H. Pettit
                                         President and Chief Executive Officer